CONTENT DISTRIBUTION AND REVENUE SHARE AGREEMENT

BETWEEN:

TELE-MOBILE COMPANY, a partnership formed under the laws of Ontario with offices at 200 Consilium Place, Suite 1600, Scarborough, Ontario M1H 3J3 doing business as **TELUS Mobility** ("**TELUS Mobility**").

AND:

Pixiem Inc, a Corporation formed under the laws of Delaware and having its principal place of business at 115 River Road, Suite 828, Edgewater, New Jersey, 07020 (the "**Licensor**");

WHEREAS:

(A) The Licensor has developed certain computer Application software (the "Applications") that can be used from mobile telecommunications devices; and

(B) The Licensor and TELUS Mobility have agreed to enter into a license to allow TELUS Mobility to use and allows its End Users to use such "Applications" on the terms and conditions set out herein.

NOW THEREFORE in consideration of the mutual covenants contained herein, the Parties agree as follows:

1 DEFINITIONS

"**Affiliate**" with regards to a Party to this Agreement, means any Person that, directly or indirectly, controls, is controlled by or is under common control with, such Party to this Agreement;

"**Agreement**" means this Content Distribution and Revenue Share Agreement and the Schedules appended hereto;

"**Application**" means downloadable content such as ringtones, graphic images or computer software applications of the Licensor or any one of them as the context may require, as described in Schedule A;

"**Documentation**" means instructions, if any, associated with the Applications that are contained in Schedule B;

"**Effective Date**" means the date on which both Parties have executed this Agreement;

"**End User**" means any Person that has entered into an agreement with TELUS Mobility to access a TELUS Mobility service;

"**Fee Reports**" has the meaning ascribed to it in Section 3.3;

"**Illicit Code**" means: (i) any means used to restrict use or access to any portion of any Software, data or information created by or accessed using the Software, (ii) any software that can replicate, transmit or

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activate itself without control of a person operating the computing equipment on which it resides (iii) any software that can alter, damage or erase any data or computer programs without control of a person operating the computing equipment on which it resides and (iv) any software virus.

"License" has the meaning ascribed to it in Section 2;

"License Fees" means the fees set out in Schedule E for use of the Applications, *provided that* License Fess are only payable by TELUS Mobility if: (i) the End User successfully downloads the Application onto such End User's Handset and (ii) TELUS Mobility receives payment in full of the Retail Price of such Application from such End User.

"Party" means either TELUS Mobility or the Licensor and **"Parties"** means both TELUS Mobility and the Licensor.

"Person" means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;

"Personal Information" has the meaning given to it in Part 1 of the Personal Information Protection and Electronic Documents Act (Canada).

"Property" shall have the meaning set forth in Section 4.1 of this Agreement;

"Retail Price" means the price at which an Application is billed to End Users. This fee excludes all additional charges that may be charged or billed to End Users for the transport of the Applications through TELUS Mobility's service.

"Schedules" means Schedules A through G to this Agreement;

"Taxes" shall have the meaning set forth in Section 3.2 of this Agreement;

"Term" shall have the meaning set forth in Section 7 of this Agreement;

"Territory" shall mean Canada and any other country in which an End User may access the TELUS Mobility service trough roaming, provided that such End User has a billing address in Canada.

"Trade-Marks" means the Licensor's trademarks listed and/or illustrated in Schedule C hereof;

2 GRANT OF LICENSE AND OBLIGATIONS OF PARTIES

The Licensor hereby grants to TELUS Mobility over the Territory for the duration of the Term and any renewal thereof a non-exclusive license to: (i) use the Documentation and the Applications on TELUS Mobility's wireless web portal, and to make such Documentation and Applications available for use by End-Users use in the Territory through the TELUS Mobility service and to allow End Users to use the Applications on their handsets (the "Software License") and (ii) use the Trade-Marks in the Territory in association with TELUS Mobility's offering of the Applications (the "Trade-Marks License") (collectively, the "License"). Except as set out in Section 2, no rights are granted to TELUS Mobility with respect to the use of the Property. Without limiting the generality of the foregoing, the Parties agree that TELUS Mobility shall not, directly or indirectly, cause or permit decompilation, disassembly or reverse

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engineering of the Applications, nor shall it, directly or indirectly, modify, merge, copy or otherwise reproduce or tamper with the Applications or Documentation or produce or create any derivative works thereof

3 **LICENSE FEES**

3.1 **Software License Fees**

Subject to Section 3.2, TELUS Mobility agrees to pay the fees as set out in Schedule E (the "**License Fee**").

3.2 **Taxes**

All payments to be made by TELUS Mobility under this Agreement shall be made free and clear and without deduction for any sales tax, such as the Goods and Services Tax ("GST") or Provincial Sales Tax ("PST") (hereinafter the "Taxes"). Where sales Taxes apply, the Licensor shall provide to TELUS Mobility an invoice reflecting such sales Taxes charged to TELUS Mobility.

If the Licensor is not a resident of Canada for purposes of Canadian income tax legislation, it shall issue each invoice specifically noting thereon whether the portion of the Applications, covered by such invoice, were provided inside or outside Canada. The Licensor acknowledges and agrees that, when applicable, TELUS Mobility shall withhold a certain amount, which the laws and regulations of Canada and the Province in which the Applications were provided require, from the License Fees. TELUS Mobility shall, upon remittance of such amounts, provide the Licensor with such forms or reports as the tax authority directs TELUS Mobility to provide. The Licensor agrees to promptly reimburse TELUS Mobility for any amounts remitted by TELUS Mobility to the tax authority pursuant to this Section 3.2 that exceed the amounts that TELUS Mobility may withhold pursuant to this Section 3.2. The Licensor shall be solely responsible for the payment of all income taxes assessed or levied against it or its employees, as well as any employee benefits.

3.3 **Fee Reports and Audits by the Licensor**

Both Parties agree to work together to establish a template for License Fee reporting (the "**Fee Reports**"). Once the template is established, TELUS Mobility shall provide the Licensor with the Fee Report in a form that will be attached hereto at a future date as Schedule D. Fee Reports shall be made available on the 20th day after the end of each calendar month. TELUS Mobility shall keep books and records of all transactions related to this Agreement for two (2) quarters following the termination of this Agreement. On reasonable written notice, but no more than once per calendar year, the Licensor's agents shall have the right to audit said books and records.

3.4 **Fee Reports and Audits by TELUS Mobility**

If, notwithstanding Section 3.3, the Parties agree in writing that the Licensor will provide Fee Reports in the form of Internet Protocol Data Records ("**IPDR**") , the Licensor agrees that it will provide IPDR to TELUS Mobility within 20 days after the end of each calendar month in the form specified in Schedule D. The Parties agree that TELUS Mobility will have no

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obligation to pay License Fees for any use of the Application for which it has not received Fee Reports in accordance with this Section.

Notwithstanding the payment of any Licensee Fees, TELUS Mobility may question the correctness of the information contained in the Fee Reports provided by the Licensor at any time for the prior two-year period. The Licensor shall keep copies of the IPDR files for (2) years following the termination of this Agreement. On reasonable written notice, but no more than once per calendar year, TELUS Mobility or its agents shall have the right to audit any books and records related to any Fee Reports generated by the Licensor. If any audit discloses that TELUS Mobility has been overcharged for its use and access of the Applications, the Licensor shall immediately reimburse to TELUS Mobility all License Fees so determined to have been overpaid.

3.5 **Applications Pricing, Packaging and Selection**

TELUS Mobility reserves the right to modify the pricing to End Users and packaging of Applications at any time without any notice to Licensor. Licensor will, within forty-eight (48) hours of receiving written notice from TELUS Mobility thereof, cease to offer to the End Users any Application specified by TELUS Mobility.

4 OWNERSHIP AND CONFIDENTIALITY

4.1 **Ownership**

The Licensor is, and shall remain, the owner of the Applications, the Trade-Marks, the Documentation and all related intellectual property, including without limitation, all copyright, trade secret, patent, trade marks and other intellectual or industrial property rights therein (the "**Property**"). No property or ownership right or interest in the Property or any part thereof is granted to TELUS Mobility pursuant to this Agreement. TELUS Mobility shall not alter or remove any copyright, trade secret, patent, trade mark, proprietary and/or other legal notices contained on or in the Applications or the Documentation.

4.2 **Confidentiality**

The Parties have executed a non-disclosure agreement on November 3rd, 2005 (the "**NDA**"), which is hereby incorporated by reference into this Agreement. Any Confidential Information (as defined in the NDA) disclosed pursuant to this Agreement, shall deemed to be Confidential Information disclosed pursuant to the NDA. The Parties agree that any Personal Information regarding an End User disclosed by TELUS Mobility pursuant to this Agreement shall be deemed to be the Confidential Information (as defined in the NDA) of TELUS Mobility.

5 REPRESENTATIONS AND WARRANTIES

5.1 **Performance Warranty**

The Licensor warrants that during the Term and any renewal thereof, the Applications will (a) perform and function substantially in accordance with its then in effect specifications, as set forth in the applicable Documentation, (b) not contain any Illicit Code and (c) comply with the service level commitments contained in Schedule F (the "**Warranty**").

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5.2 **Sole Remedy Under the Warranty**

If an Application does not perform or function in accordance with the Warranty, then the Licensor shall, at Licensor's option, (i) use reasonable efforts to make the Application perform or function in accordance with the Warranty, (ii) replace the non-performing or malfunctioning Application with an equivalent Application that performs or functions in accordance with the Warranty, or (iii) if (i) and (ii) are impossible, reimburse TELUS Mobility for the License Fees paid by TELUS Mobility for the one year period preceding such breach of the Warranty. The above shall be the Licensor's sole obligation, and TELUS Mobility's sole remedy, under the Warranty.

5.3 **Content Warranty**

The Licensor represents and warrants that the Property will not contain content that is of an obscene nature, violates any federal or provincial statute or regulation, or that is defamatory or libellous in nature.

5.4 **Collective Fees**

The Licensor represents and warrants that the License Fees include all amounts owing to any person or entity in respect of royalties, fees and other charges for copyrighted works, including, without limitation, (i) amounts payable to the CMRRA and any other similar collective society for mechanical reproduction rights (ii) amounts payable to SOCAN and any other similar collective society for performance or communication rights, in relation to any copyrighted musical compositions that may be embodied in any musical work and (iii) amounts payable to the NRCC and any other similar collective society for neighbouring rights. Licensor shall obtain all rights, licenses and consents and pay all associated royalties, fees and other charges, required to allow TELUS Mobility and its End-Users to use the Applications. If TELUS Mobility should by any means become liable for the payment of any royalties, fees or other charges as described herein, all amounts so paid may be deducted from any License Fees payable to the Licensor.

5.5 **Personal Information**

The Licensor represents and warrants that any Personal Information it obtains from End Users will be obtained in accordance with applicable privacy laws.

5.6 **Exclusion of all other Warranties**

Except as specifically provided in this Agreement, the Licensor expressly disclaims all other warranties, whether express or implied, written or oral, with respect to the Applications, the documentation or under this Agreement, including any warranties of merchantability, fitness for a particular purpose, or non-infringement or those arising by law, statute, usage of trade or course of dealing.

6 **INDEMNITYAND LIMITATION OF LIABILITY**

6.1 **Indemnification of TELUS Mobility**

Subject to Section 6.3, the Licensor will defend, indemnify and hold harmless TELUS Mobility for the costs and damages it incurs as a result of: (a) a claim that TELUS Mobility's use of the Property infringes the copyright, patent, trademark, moral right, confidentiality or other

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proprietary right of a third Party and (b) a breach of Sections 5.3 or 5.4 by the Licensor. For the purposes of this Section 6, a reference to TELUS Mobility or to TELUS Mobility as a Party will be deemed to include a reference to the partnership interest holders, directors, officers, employees, representatives, contractors and sub-contractors, agents and servants of TELUS Mobility and its Affiliates.

6.2 Responses to Indemnification Claim

In the event that infringement claim arises under Section 6.1, or in the TELUS Mobility's opinion is likely to arise, the Licensor may, at its option and expense, (i) procure for TELUS Mobility the right to continue using the potentially infringing Property (ii) modify the potentially infringing Property so that it becomes non-infringing or (iii) if (i) and (ii) are impossible, terminate the Agreement and reimburse TELUS Mobility for the amounts paid by TELUS Mobility under this Agreement.

6.3 Limitations of Indemnity

The provisions of Sections 6.1 and 6.2 notwithstanding, the Licensor shall not have any liability to TELUS Mobility under this Section 6 to the extent that any infringement or claim thereof is based upon (i) use of the Applications or Trade-Marks in combination with other hardware, software or devices where the Applications or Trade-Marks are not in and of themselves infringing, (ii) modifications of the Applications or Trade-Marks by anyone other than the Licensor or its employees or agents.

6.4 Limitation of Liability

Except as specified in Sections 6.1 and 4.2, neither Party's liability to the other arising out of or in the connection with this agreement shall exceed two times the amounts paid by TELUS Mobility to the Licensor pursuant to this Agreement. Except as specified in Sections 6.1 and 4.2, neither Party shall be liable for indirect, consequential, special, incidental or exemplary damages or loss of profits, however caused, whether for breach of warranty, breach of contract, repudiation of contract, or otherwise with respect to this Agreement, even if apprised of the likelihood of such damages occurring.

7 TERM

This Agreement shall become effective on the Effective Date and shall continue in effect until for one year (the **"Term"**), unless otherwise terminated in accordance with the terms of this Agreement. The Term will be automatically renewed for successive 12-month periods unless either Party gives to the other Party a written notice of termination at least thirty (30) days prior to the end of the then current Term or the Agreement is otherwise terminated in accordance with this Agreement.

8 TERMINATION

8.1 Either Party may, without prejudice to its other rights or remedies at law or in equity, terminate this Agreement with immediate effect by notice in writing to the other if: (a) the other Party defaults in the performance or observance of any material obligation hereunder and the defaulting Party has not remedied such default within thirty (30) days of receiving a written

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notice of that default from the non-breaching Party or (b) in respect of the other Party, an interim order is applied for or made, or a voluntary arrangement approved, or a petition for a bankruptcy order is presented or a bankruptcy order is made, or a receiver or trustee in bankruptcy is appointed over the other Party's estate or a voluntary agreement or arrangement is approved or entered into, or an administration order is made, or a receiver or administrative receiver is appointed over any of the other's assets or an undertaking or a resolution or petition to wind up the other is passed or presented (other than for the purposes of amalgamation or reconstruction) or if any circumstances arise which entitle the Court or a creditor to appoint a receiver, administrative receiver or administrator or to present a winding-up petition or make a winding-up order.

8.2 TELUS Mobility may also terminate this Agreement without cause or further liability to the Licensor by giving Licensor ninety (90) days prior written notice of such termination.

9 CONSEQUENCES OF TERMINATION

Except as otherwise specified herein, upon termination or expiration of this Agreement, neither Party shall have any further obligation to the other under this Agreement. Sections 2.1(i) (only with regards to the End Users' right to use the Applications on handsets), 4.2, 6, 9 and 10 shall survive the termination or expiration of this Agreement for any reason.

10 GENERAL

10.1 Agency, Entire Agreement, Amendment, Severance, Waiver, Counterparts

Licensor shall not be an agent of TELUS Mobility for any purpose and has no authority to bind TELUS Mobility in any manner. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements in connection with the subject matter hereof, except for the non-disclosure agreement referred to in Section 4.2, which is incorporated herein in its entirety. This Agreement may only be amended by written instrument, signed by a duly authorised representative of each Party. Each of the restrictions and provisions contained in this Agreement or in any variation thereof shall be construed as independent of every other such restriction or provision to the effect that if any provision is determined to be invalid or unenforceable to any extent, such provision shall be severed from the body or other provisions and such determination shall not affect any other provision in the Agreement, which shall continue to be valid and enforceable to the fullest extent permitted by law. No failure of either Party to exercise any right or power given to it under this Agreement or to insist upon strict compliance with any obligation or condition of this Agreement shall constitute a waiver of any of its rights. This Agreement may be executed in four counterparts either manually or by means of facsimile which, when each is respectively executed by each of the Parties shall be deemed to be an original and such counterparts together shall be deemed to constitute one instrument.

10.2 Currency

All references in this Agreement to dollars shall be to Canadian dollars unless otherwise indicated.

10.3 Compliance With Laws

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The Licensor shall properly execute and comply with all statutes, rules, orders, ordinances and regulations of all governmental authorities in providing Application and Documentation.

10.4 **Notices**

Any notice required to be given hereunder by any Party hereto shall be in writing sent by pre-paid recorded delivery or registered mail or by facsimile communication.

The address and fax number for services of notice shall be:

In respect of
Licensor:

Pixiem Inc.,
115 River Road, Suite 828,
Edgewater, New Jersey,
07020
Attn: Sam Pasquale
Fax: 919-349-6579

In respect of
TELUS Mobility:

200 Consilium Place, Suite 1600, Scarborough, Ontario, M1H 3J3
Attn: John Min,
Senior Partner Manager, Business Development
Fax: 416-279-3817

Each of the Parties hereto shall notify the others of any change of address or fax number within 48 hours of such change.

10.5 **Announcements**

Neither Party shall make any announcement concerning this Agreement, or its subject matter, without the prior approval of the other Party except as required by law or any regulatory authority.

10.6 **Dispute Resolution**

In the event of a dispute or disagreement between the Parties arising out of or in connection with this Agreement, the Parties shall use reasonable efforts to resolve the dispute, including, as may be appropriate, the timely escalation of the dispute to senior management in their respective organizations and ultimately to their respective chief executive officers. Any matters of dispute or disagreement may be referred by either Party to, and finally settle by, private and confidential, binding arbitration in Toronto, Ontario in English and in accordance with the "Rules of Procedure for the Conduct of Arbitrations" of the Arbitration and Mediation Institute of Ontario Inc. pursuant to the *Arbitrations Act*, Ontario.

10.7 **Assignment/Enurement**

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The Licensor may not assign this Agreement without TELUS Mobility's prior consent in writing. This Agreement shall enure to the benefit of and be binding upon the :Parties hereto and their respective successors and permitted assigns.

10.8 **Governing Law**

This agreement shall be governed by the laws of the Province of Ontario and the applicable laws of Canada. Subject to Section 10.6, the Parties irrevocably attorn to the exclusive jurisdiction of the Courts of the Province of Ontario.

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IN WITNESS WHEREOF, the Licensor and TELUS Mobility have caused this Agreement to be executed by their duly authorised representatives on the date(s) noted below:

TELE-MOBILE COMPANY c.o.b. TELUS Mobility

Robert Blumenthal
Name (Print)

By: ______________________
Signature

VP, Products and Services
Title

9 Nov 2005
Date

Pixiem Inc.

[illegible]
Name (Print)

By: ______________________
Signature

VP Product Management
Title

11-4-05
Date

Schedule A

"Applications"

Schedule A is subject to ongoing amendments by both Parties. Licensor may add new Applications after thorough consultation with TELUS Mobility. Applications not listed on this Schedule are not subject to Software License Fees.

"Wireless Web Applications"

No.	Game Name	Description
1		

"Downloads"

No.	Description
1	Downloadable Graphic Image
2	Downloadable Ringtone
3	Downloadable Voicetone
4	Downloadable MasterTone
5	Downloadable Video file
6	Java Applications NOT utilizing TELUS Mobility's network
7	Java Applications utilizing TELUS Mobility's network
8	Downloadable MMS object

"Messaging"

No.	Description
1	Downloadable MMS Object

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Schedule B

"Documentation"

No.	Game name	Game Session for IPDR Billing
1		

	Application Name	Billable Event
1	Downloadable Graphic Image	1 Graphic file, the rights of which are wholly owned by Licensor
2	Downloadable Ringtone	1 Original ringtone file composed or the rights of which are wholly owned by Licensor
3	Downloadable Voicetone	1 Original voicetone file composed or the rights of which are wholly owned by Licensor
4	Downloadable MasterTone	1 Original MasterTone file, the rights of which are wholly owned by Licensor
5	Downloadable Video file	1 Original video file, the rights of which are wholly owned by Licensor
6	Java Applications NOT utilizing TELUS Mobility's network	1 Original Application, the rights of which are wholly owned by Licensor
7	Java Applications utilizing TELUS Mobility's network	1 period of usage of an application, the rights of which are wholly owned by Licensor
8	Downloadable MMS Object	1 Original Object using MMS as the transport protocol, the rights of which are wholly owned by Licensor

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Schedule C

"Trademarks"

If approvals are required, guidelines and turn around times must also be in this contract. The guidelines should provide enough direction so that we don't have to go back and forth on things like the mark itself, size, placement or description. The approval turn around time should be 2 business days (not more than 5) and we should have direct access to the "approver".

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Schedule D

"Fee Report"

An example template is below.

IPDR Reconciliation Report and Invoice Summary
Month 2004

		Raw IPD Records				Breakdown of IPD Records Rated by TELUS							
Vendor Name	Game	Raw IPDRs (Reported by Partner)	Raw IPDRs (Received by TM)	Raw IPDRs (Rated by TM)		Chargeable IPDRs	TM Internal Usage	Non Chargeable Clients	Unratable Records	FreeZone Games		Total Chargeable Amount	Partne Share
TOTALS		-	-	-		-	-	-	-	-		$ -	$ -

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Schedule E

"License Fees"

1. **License Fees**

License Fees are payable as follows:

No.	Application Name	License Fees
1		

	Application	Revenue Share
1	Downloadable Graphic Image	40 percent of Retail Price of Application or 40 cents Canadian, whichever is greater
2	Downloadable Ringtone	30 percent of Retail Price of Application or 30 cents Canadian, whichever is greater
3	Downloadable Voicetone	40 percent of Retail Price of Application or 40 cents Canadian, whichever is greater
3	Downloadable MasterTone	50 percent of Retail Price of Application or 50 cents Canadian, whichever is greater
4	Downloadable Video file	35 percent of Retail Price of Application or 35 cents Canadian, whichever is greater
5	Java Applications NOT utilizing TELUS Mobility's network (PCS)	60 percent of Retail Price of Application
6	Java Applications NOT utilizing TELUS Mobility's network (iDEN)	50 percent of Retail Price of Application
7	Java Applications utilizing TELUS Mobility's network	50% of Net Revenue, calculated as follows: Net Revenue means the total value of all subscriptions sold during period MINUS cost of data traffic at C$1.00 per Megabyte [(1)]
8	Downloadable MMS Object	40 percent of Retail Price of Application or 40 cents Canadian, whichever is greater

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2. Payment

The uncontested License Fees shall be paid monthly to Licensor by TELUS Mobility, within forty-five (45) days of receiving an invoice for such fees. TELUS Mobility will provide Licensor with an electronic monthly reconciliation that estimates revenue after which, Licensor will produce an invoice and mail it to the address below:

TELUS Mobility
Attn: Accounts Payable
P.O. Box 296
Agincourt, ON
M1S 3B9

In addition, Licensor should email an Adobe version of the invoice to **TMAccountsPayable-Inquiries@Telus.com**. In either case, the forty-five (45) days that constitute the payment period will commence upon receipt of the invoice that is generated by Licensor. If Licensor is based in Canada it will calculate the appropriate GST amount and add it to the invoice.

TELUS Mobility may withhold payment and issue quarterly cheques if said amount is less than $50 for any month in a given quarter.

A quantity of Applications may be made available to some End-Users in bundles. For example, higher tier subscription packages such as Surf a Lot may include ten Application plays in the monthly subscription rate. It shall be TELUS Mobility's responsibility to bundle these Applications but the Software License Fees will still be payable under the terms stipulated in Schedule E. Licensor agrees to work with TELUS Mobility as required to ensure a maximized End-User experience.

Applications accessed but not billed directly to End Users, shall not be considered as Applications subject to Software License Fees. These include Applications that are not billed because of technical challenges.

The TELUS Mobility's employees and authorized dealers and retailers shall not be charged for their use of the Applications and no Software License Fee shall be payable to Licensor by TELUS Mobility in relation thereto, so long as such use does not represent, in the aggregate and over any given calendar quarter, more than 25% of all use of the Applications by TELUS Mobility's End-Users. Measurement of this 25% of traffic shall commence 3 months after launch. Upon representing more than 25% use, in the aggregate and over any quarter, of all use of the Applications through TELUS Mobility's wireless web portal, Software License Fees shall become payable to Licensor by TELUS Mobility under terms to be agreed at a future date.

3. Advertising Revenue

Advertising revenue generated by Licensor through TELUS Mobility's wireless web portal will be subject to revenue sharing. Fifteen (15) per cent of advertising revenue generated exclusively by Licensor from third Parties will be paid to TELUS Mobility. Twenty-five (25) per cent of advertising revenue generated through an introduction between a third Party and Licensor by TELUS Mobility will be paid to TELUS Mobility. Payment details will be arranged in the near future and attached to this document as Schedule G.

Advertisers are restricted to companies or persons deemed "acceptable" to TELUS Mobility, in its sole discretion, and shall not include, without limitation, the following: any competitors to TELUS or TELUS Mobility; any entities that include pornography, profanity, religious or hate crime symbols in their

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advertising; any entities advertising materials that are not legally saleable to consumers of all ages; any entities that offer for sale products or services or include any elements in their advertising that are illegal or that a reasonable person would find to be offensive or distasteful.

Payment will be made by Licensor to TELUS Mobility monthly. Licensor shall send notice of monthly Service Fees by sending an email to the address below on the 30th of each month.

wireless.ar.tm@telus.com

TELUS Mobility will activate an account in Licensor's name and an invoice will be generated which will be issued to Licensor. Licensor shall pay invoice within 30 days. Sufficient time is required for payments to TELUS Mobility by the due date shown on the account statement. Please allow seven business days for mail to reach us by the due date. Payments will be credited to the account on the date of their receipt by TELUS Mobility. Late payment charges of 2.5 per cent net 30 days and 4.0 per cent net 60 days will be applied to overdue balances.

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Schedule F

"Service Level Agreement"

Schedule G

"Technical Requirements Document"

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